Exhibit 99.1

For:	Immediate Release	Contact:	Andrea Short
	January 21, 2015		574-235-2000

1st Source Corporation Reports Another Year of Record Earnings,
History of Increased Dividends Continues

South Bend, IN - 1st Source Corporation (NASDAQ:SRCE), parent company of 1st Source Bank, today announced record net income of $58.07 million for the year of 2014, a 5.66% increase over the $54.96 million in 2013. The annual net income is the highest in company history. Fourth quarter net income was $15.00 million, up 9.33% compared to $13.72 million in the fourth quarter of 2013.
Diluted net income per common share for the year was $2.39, another all-time record and an increase of 7.17% over the $2.23 per common share a year earlier. Diluted net income per common share for the fourth quarter was $0.62, up 10.71% compared to $0.56 per common share reported in the fourth quarter of the previous year.
At its January 2015 meeting, the 1st Source Board of Directors approved a cash dividend of $0.18 per common share. The cash dividend is payable on February 13, 2015 to shareholders of record on February 3, 2015. Dividends for 2014 increased 4.41% over the previous year.
According to Christopher J. Murphy, III, Chairman, "I am pleased to report a steady fourth quarter and another solid year for 1st Source Corporation. We achieved record earnings yet again and continued our streak of 27 years of consecutive dividend growth. It was also a year of celebration, as we began our 151st year of helping clients achieve security, build wealth and realize their dreams. We increased our primary client relationships in all of our markets. We were also able to decrease our nonperforming assets and grow our loan and lease outstandings by almost $140 million during the year, while reducing our exposure to some more risk challenged markets."
"We ended the year having refurbished six banking centers and opening two new ones in Fort Wayne, Indiana. The grand openings marked the completion of an $8 million investment in that market, the second largest city in Indiana. This allows us to increase our market share in an attractive market and provide a level of convenience and service previously not available," Murphy concluded.
Total assets at the end of 2014 were $4.83 billion, up 2.27% from the same period last year. Total loans and leases at December 31, 2014 were $3.69 billion, up 3.92%, and total deposits at December 31, 2014 were $3.80 billion, up 4.08% from the same period last year. As of December 31, 2014, the common equity-to-assets ratio was 12.72%, compared to 12.39% at December 31, 2013 and the tangible common equity-to-tangible assets ratio was 11.15% at December 31, 2014 compared to 10.76% at December 31, 2013.
The net interest margin was 3.61% for the fourth quarter of 2014 versus 3.59% for the same period in 2013. The net interest margin was 3.59% for the year ending December 31, 2014 versus 3.67% for the year ending December 31, 2013. Tax-equivalent net interest income was $41.29 million for the fourth quarter of 2014, up 4.53% compared to $39.50 million for 2013’s fourth quarter. For the twelve months of 2014, tax-equivalent net interest income was $162.17 million, up 2.22% compared to $158.64 million for the twelve months of 2013.
Reserve for loan and lease losses as of December 31, 2014 was 2.31% of total loans and leases, compared to 2.35% as of December 31, 2013. Net charge-offs were $1.51 million for the fourth quarter 2014, compared to $0.14 million in the fourth quarter 2013. Net charge-offs for the full year were $2.17 million in 2014 compared to $0.58 million in 2013. There was a recovery of provision for loan and lease losses of $0.82 million in the fourth quarter of 2014, compared with $0.86 million for the same period in 2013. For the twelve months of 2014, the provision for loan and lease losses was $3.73 million compared with $0.77 million for the twelve months of 2013. The ratio of nonperforming assets to net loans and leases was 1.13% on December 31, 2014, compared to 1.29% on December 31, 2013.
Noninterest income for the fourth quarter of 2014 was $19.88 million, up 10.51% compared to $17.99 million for the fourth quarter of 2013. The fourth quarter increase was primarily a result of higher trust fees, increased equipment rental income and higher debit card income. For the year, noninterest income was $77.89 million, up slightly from $77.21 million in 2013.
Noninterest expense for the fourth quarter of 2014 was $41.99 million, up 8.81% compared to $38.59 million for the fourth quarter of 2013. The leading factors for the fourth quarter increase were higher salary and employee benefits expense, other expenses, depreciation on leased equipment, business development and marketing expenses, loan and lease collection and repossession expenses and professional fees. For the year ending December 31, 2014, noninterest expense was $150.04 million, up slightly from $149.31 million one year ago.
The provision for income taxes included a one-time benefit of $2.12 million and $3.30 million for the three and twelve months ended December 31, 2014, respectively, which resulted in a lower effective tax rate. These benefits were the result of a reduction in uncertain tax positions due to settlements with taxing authorities and the lapse of the applicable statute of limitations.
1st Source common stock is traded on the NASDAQ Global Select Market under “SRCE” and appears in the National Market System tables in many daily newspapers under the code name “1st Src.” Since 1863, 1st Source has been committed to the success of the communities it serves. For more information, visit www.1stsource.com.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 80 community banking centers in 17 counties, 9 trust and wealth management locations, 8 1st Source Insurance offices, as well as 21 specialty finance locations nationwide.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.

Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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(charts attached)

1st SOURCE CORPORATION
4th QUARTER 2014 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
END OF PERIOD BALANCES
Assets			$4,829,958	$4,722,826
Loans and leases			3,688,574	3,549,324
Deposits			3,802,860	3,653,650
Reserve for loan and lease losses			85,068	83,505
Intangible assets			85,371	86,343
Common shareholders' equity			614,473	585,378

AVERAGE BALANCES
Assets	$4,839,479	$4,649,245	$4,806,805	$4,607,949
Earning assets	4,536,441	4,362,005	4,513,631	4,325,907
Investments	812,497	837,180	822,021	840,798
Loans and leases	3,651,994	3,487,900	3,639,985	3,433,938
Deposits	3,844,239	3,720,299	3,777,743	3,700,509
Interest bearing liabilities	3,361,111	3,281,486	3,395,591	3,286,558
Common shareholders' equity	611,960	587,442	601,892	575,662

INCOME STATEMENT DATA
Net interest income	$40,839	$39,034	$160,329	$156,817
Net interest income - FTE	41,285	39,495	162,168	158,643
(Recovery of) provision for loan and lease losses	(820)	(859)	3,733	772
Noninterest income	19,876	17,985	77,887	77,212
Noninterest expense	41,991	38,590	150,040	149,314
Net income	14,996	13,716	58,069	54,958

PER SHARE DATA
Basic net income per common share	$0.62	$0.56	$2.39	$2.23
Diluted net income per common share	0.62	0.56	2.39	2.23
Common cash dividends declared	0.18	0.17	0.71	0.68
Book value per common share	25.75	24.07	25.75	24.07
Tangible book value per common share	22.17	20.52	22.17	20.52
Market value - High	35.22	32.92	35.22	32.92
Market value - Low	28.00	25.64	27.56	21.88
Basic weighted average common shares outstanding	23,862,382	24,322,516	24,031,608	24,344,623
Diluted weighted average common shares outstanding	23,862,382	24,323,158	24,031,608	24,345,209

KEY RATIOS
Return on average assets	1.23%	1.17%	1.21%	1.19%
Return on average common shareholders' equity	9.72	9.26	9.65	9.55
Average common shareholders' equity to average assets	12.65	12.64	12.52	12.49
End of period tangible common equity to tangible assets	11.15	10.76	11.15	10.76
Risk-based capital - Tier 1	14.57	14.54	14.57	14.54
Risk-based capital - Total	15.89	15.86	15.89	15.86
Net interest margin	3.61	3.59	3.59	3.67
Efficiency: expense to revenue	67.56	66.25	60.62	62.44
Net charge offs to average loans and leases	0.16	0.02	0.06	0.02
Loan and lease loss reserve to loans and leases	2.31	2.35	2.31	2.35
Nonperforming assets to loans and leases	1.13	1.29	1.13	1.29

ASSET QUALITY
Loans and leases past due 90 days or more			$981	$287
Nonaccrual loans and leases			34,602	36,707
Other real estate			1,109	4,539
Former bank premises held for sale			626	951
Repossessions			5,156	4,262
Equipment owned under operating leases			6	—
Total nonperforming assets			$42,480	$46,746

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	December 31, 2014	December 31, 2013
ASSETS
Cash and due from banks	$64,834	$77,568
Federal funds sold and interest bearing deposits with other banks	1,356	2,484
Investment securities available-for-sale (amortized cost of $776,057 and $822,163 at December 31, 2014 and 2013, respectively)	791,118	832,700
Other investments	20,801	22,400
Trading account securities	205	192
Mortgages held for sale	13,604	6,079

Loans and leases, net of unearned discount:
Commercial and agricultural loans	710,758	679,492
Auto and light truck	397,902	391,649
Medium and heavy duty truck	247,153	237,854
Aircraft financing	727,665	738,133
Construction equipment financing	399,940	333,088
Commercial real estate	616,587	583,997
Residential real estate	445,759	460,981
Consumer loans	142,810	124,130
Total loans and leases	3,688,574	3,549,324
Reserve for loan and lease losses	(85,068)	(83,505)
Net loans and leases	3,603,506	3,465,819

Equipment owned under operating leases, net	74,143	60,967
Net premises and equipment	50,328	46,630
Goodwill and intangible assets	85,371	86,343
Accrued income and other assets	124,692	121,644

Total assets	$4,829,958	$4,722,826

LIABILITIES
Deposits:
Noninterest bearing	$796,241	$735,212
Interest bearing	3,006,619	2,918,438
Total deposits	3,802,860	3,653,650

Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	138,843	181,120
Other short-term borrowings	106,979	133,011
Total short-term borrowings	245,822	314,131
Long-term debt and mandatorily redeemable securities	56,232	58,335
Subordinated notes	58,764	58,764
Accrued expenses and other liabilities	51,807	52,568
Total liabilities	4,215,485	4,137,448

SHAREHOLDERS' EQUITY
Preferred stock; no par value	—	—
Common stock; no par value	346,535	346,535
Retained earnings	302,242	261,626
Cost of common stock in treasury	(43,711)	(29,364)
Accumulated other comprehensive income	9,407	6,581
Total shareholders' equity	614,473	585,378

Total liabilities and shareholders' equity	$4,829,958	$4,722,826

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Interest income:
Loans and leases	$40,781	$39,463	$161,215	$161,137
Investment securities, taxable	3,346	3,640	13,054	14,414
Investment securities, tax-exempt	803	799	3,269	3,094
Other	266	228	1,016	940
Total interest income	45,196	44,130	178,554	179,585

Interest expense:
Deposits	2,626	3,561	11,356	16,604
Short-term borrowings	101	62	541	211
Subordinated notes	1,055	1,055	4,220	4,220
Long-term debt and mandatorily redeemable securities	575	418	2,108	1,733
Total interest expense	4,357	5,096	18,225	22,768

Net interest income	40,839	39,034	160,329	156,817
(Recovery of) provision for loan and lease losses	(820)	(859)	3,733	772
Net interest income after provision for loan and lease losses	41,659	39,893	156,596	156,045

Noninterest income:
Trust fees	4,581	3,583	18,511	17,383
Service charges on deposit accounts	2,186	2,249	8,684	9,177
Debit card income	2,508	2,130	9,585	8,882
Mortgage banking income	1,420	1,277	5,381	5,944
Insurance commissions	1,388	1,361	5,556	5,492
Equipment rental income	4,615	4,131	17,156	16,229
Gains (losses) on investment securities available-for-sale	—	(140)	963	(168)
Other income	3,178	3,394	12,051	14,273
Total noninterest income	19,876	17,985	77,887	77,212

Noninterest expense:
Salaries and employee benefits	21,389	20,230	80,488	79,783
Net occupancy expense	2,387	2,220	9,311	8,700
Furniture and equipment expense	4,592	4,610	17,657	16,895
Depreciation - leased equipment	3,783	3,310	13,893	13,055
Professional fees	1,698	1,478	5,046	5,321
Supplies and communication	1,436	1,325	5,589	5,690
FDIC and other insurance	814	783	3,384	3,462
Business development and marketing expense	2,248	1,927	6,049	4,938
Loan and lease collection and repossession expense	962	648	1,102	4,030
Other expense	2,682	2,059	7,521	7,440
Total noninterest expense	41,991	38,590	150,040	149,314

Income before income taxes	19,544	19,288	84,443	83,943
Income tax expense	4,548	5,572	26,374	28,985

Net income	$14,996	$13,716	$58,069	$54,958

The NASDAQ Stock Market National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com